Exhibit 99.1

NEWS

NEWS FOR IMMEDIATE RELEASE:	July 18, 2008
Bank of Granite Corporation Appoints Jerry A. Felts
As Chief Operating Officer
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) (“the Company”) has announced the appointment of Jerry A. Felts, as Chief Operating Officer. Felts will be responsible for overseeing and directing management reporting and strategic planning for Finance, Credit Administration and Operations according to an announcement made by R. Scott Anderson, Bank of Granite Corporation CEO and President.
Felts, a retired Ernst & Young LLP partner with 30+ years of experience in a financial institution practice, has been engaged with Bank of Granite since November of 2007. His areas of consulting expertise include financial reporting, financial institution regulatory compliance, internal auditing, mortgage banking, and credit management.
Felts, a Charlotte resident, earned a BS in Accounting from the University of Tennessee in Knoxville and is a member of the American Institute of CPA’s (AICPA), Tennessee Society of CPA’s and the Institution of Internal Auditors.
Anderson, CEO and President, states, “We are excited to have Jerry Felts join our Bank of Granite Executive leadership team. His vast experience with banks all across the United States will continue to be a tremendous help to us.”
Felts states, “I look forward to working with our leadership team and see this as a great opportunity to contribute to Bank of Granite’s continued success.”
This appointment is part of the Company’s effort to focus its resources on the multifaceted challenges facing the financial industry.
Bank of Granite Corporation’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage, Inc. Bank of Granite operates twenty-two full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes, as well as a loan production office in Guilford County. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in these counties as well as in Cumberland and Rowan counties.
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For further information, please contact Kirby Tyndall, Chief Financial Officer at
Voice (828) 496-2026, Fax (828) 496-2010 or Internet: ktyndall@bankofgranite.com.

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com

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